UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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NORWOOD FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2017

Dear Stockholder:

On behalf of the Board of Directors and management of Norwood Financial Corp., I cordially invite you to attend our 2017 Annual Meeting of Stockholders. The Annual Meeting will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on Tuesday, April 25, 2017, at 11:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. I will also report on our operations. Our directors and officers, as well as representatives of S.R. Snodgrass, P.C., our independent auditors, will be present to respond to stockholder questions.

You will be asked to (i) elect the Board's three nominees for director, (ii) ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2017, (iii) approve a non-binding advisory resolution on executive compensation, and (iv) cast an advisory vote on the frequency of future advisory votes on executive compensation.  The Board of Directors has unanimously approved each of these proposals and recommends that you vote FOR each of the nominees, and FOR proposals (ii) and (iii).  In addition, the Board of Directors recommends that stockholders vote in favor of having advisory votes on executive compensation occur every THREE years.

Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Stockholders of record can vote by returning the enclosed Proxy Card.  Stockholders may also vote by telephone or over the internet by following the instructions on the Proxy Card.  Also, you may vote in person at the meeting if you so choose. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

Sincerely,

Lewis J. Critelli President and Chief Executive Officer

NORWOOD FINANCIAL CORP.
717 MAIN STREET
HONESDALE, PENNSYLVANIA 18431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2017

The 2017 Annual Meeting of Stockholders of Norwood Financial Corp., will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on Tuesday, April 25, 2017, at 11:00 a.m., local time, for the following purposes:

1.	To elect three directors;
2.	To ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2017;
3.	To approve a non-binding advisory resolution on executive compensation; and
4.	To hold an advisory vote on the frequency of advisory votes on executive compensation.

all as set forth in the Proxy Statement accompanying this notice, and to transact any other business that may properly come before the Annual Meeting. The Board of Directors is not aware of any other business to come before the Annual Meeting. Stockholders of record at the close of business on March 13, 2017, are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

A copy of our Annual Report for the year ended December 31, 2016 is enclosed.

Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. All stockholders of record can vote by written proxy card. Also, you may vote in person at the Annual Meeting if you so choose.  However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Lance Secretary
Honesdale, Pennsylvania
March 24, 2017

Important Notice Regarding Internet
Availability of Proxy Materials
For the Shareholder Meeting to be
Held on April 25, 2017

The Proxy Statement and Annual Report to Stockholders
are available on the Stockholder Services Page of our website at
www.waynebank.com/stockholder-services

PROXY STATEMENT
OF
NORWOOD FINANCIAL CORP.
717 MAIN STREET
HONESDALE, PENNSYLVANIA  18431

ANNUAL MEETING OF STOCKHOLDERS
APRIL 25, 2017

GENERAL

This proxy statement and the accompanying proxy card are first being distributed to stockholders of Norwood Financial Corp. on or about March 24, 2017, in connection with the solicitation by our Board of Directors of proxies for use at our 2017 Annual Meeting of Stockholders (the "Annual Meeting") which will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on Tuesday, April 25, 2017, at 11:00 a.m., local time.

VOTING AND PROXY PROCEDURES

Who Can Vote at the Annual Meeting
You are only entitled to vote at the Annual Meeting if our records show that you held shares of our common stock, $.10 par value (the "Common Stock"), as of the close of business on March 13, 2017 (the "Record Date"). If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee). For directions to the Annual Meeting, please visit our website at www.waynebank.com/honesdale-map.  As of the Record Date, a total of 4,162,414 shares of Common Stock were outstanding. Each share of Common Stock has one vote in each matter presented.
Voting by Proxy
The Board of Directors is sending you this Proxy Statement for the purpose of requesting that you allow your shares of Common Stock to be represented at the Annual Meeting by the persons named in the Board of Directors' form of proxy.  Stockholders of record may vote by proxy in any of three different ways:
●	Voting by Telephone. Call the toll-free number on the enclosed proxy card and follow the instructions in the recorded message. You will need to have your proxy card with you when you call.
●	Voting on the Internet. Go to www.investorvote.com/nwfl and follow the instructions. You will need to have your proxy card with you when you link to the internet voting site.
●	Voting by Mail. Complete, sign, date and return the enclosed proxy card in the envelope provided.
All shares of Common Stock represented at the Annual Meeting by properly executed or authenticated and dated proxies will be voted according to the instructions indicated on the form of proxy. If you return a proxy without giving voting instructions, your shares will be voted as recommended by the

Company's Board of Directors. The Board of Directors recommends a vote "FOR" each of its nominees for director, a vote "FOR" the ratification of the appointment of S.R. Snodgrass, P.C. as our independent auditors, a vote "FOR" approval of the non-binding resolution on executive compensation, and a vote for having advisory votes on executive compensation every "THREE YEARS."
If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the Board of Directors' form of proxy will vote your shares as determined by a majority of the Board of Directors. If the Annual Meeting is postponed or adjourned, your Common Stock may be voted by the persons named in the Board of Directors' form of proxy on the new Annual Meeting dates as well, unless you have revoked your proxy or the Board of Directors sets a new record date. The Company does not know of any other matters to be presented at the Annual Meeting.
You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Company's Secretary in writing before your Common Stock has been voted at the Annual Meeting, deliver a later-dated proxy, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself revoke your proxy.
If you hold your Common Stock in "street name," you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.
Internet Access to Proxy Materials
Copies of this Proxy Statement and the 2016 Annual Report to Stockholders are available on the Stockholder Services page of the Company's website at www.waynebank.com/stockholder-services.  Stockholders can elect to receive future proxy statements and annual reports over the internet rather than in printed form.  Stockholders of record can make this election by calling toll-free to 1 (800) 598-5002, sending an email to info@waynebank.com, or by following the instructions on the Stockholder Services page at www.waynebank.com/stockholder-services. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.
Participants in the Wayne Bank Employee Stock Ownership Plan

The enclosed proxy card also serves as a voting instruction form for participants in the Wayne Bank Employee Stock Ownership Plan (the "ESOP"), and reflects all shares you may vote under the ESOP.  ESOP participants may also give voting instructions by telephone or by internet as provided in the form.  Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Common Stock allocated to his or her ESOP account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion as the shares for which the trustees have received timely voting instructions, provided that in the absence of any voting directions as to allocated stock, the Board of Directors of the Bank will direct the ESOP trustees as to the voting of all shares of stock in the ESOP. The deadline for returning your voting instruction form to the ESOP trustees by mail is April 14, 2017.

Vote Required
The Annual Meeting can only transact business if a majority of the outstanding shares of Common Stock entitled to vote are represented at the Annual Meeting. If you return valid proxy instructions or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum even if you abstain or withhold your vote or do not vote your shares at the Annual Meeting.  Under Pennsylvania law, if a proxy casts a vote for a matter on the agenda, the stockholder represented by that proxy is considered present for purposes of a quorum.  Broker non-votes will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the agenda item and has not received voting instructions from the beneficial owner.
In voting on the election of directors, you may vote in favor of a nominee or withhold your vote from a nominee. There is no cumulative voting in the election of directors. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
In voting to ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

In voting to approve the non-binding advisory vote on executive compensation, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.
In the advisory vote on the frequency of advisory votes on executive compensation, you may vote  to have a non-binding advisory vote on executive compensation every one, two or three years or abstain from voting.  The number of years which receives a plurality of the votes cast will be considered the option approved by stockholders.  Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.

PRINCIPAL HOLDERS OF OUR COMMON STOCK

Persons and groups beneficially owning more than 5% of the Common Stock are required to report on their ownership to the Securities and Exchange Commission ("SEC"). A person is the beneficial owner of shares of Common Stock over which he or she has or shares voting or investment power or which he or she has the right to acquire at any time within 60 days from the Record Date. The following table sets forth information with respect to the persons or groups known to the Company to beneficially own more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding

FMR LLC 245 Sumner Street Boston, Massachusetts 02210	223,000(1)	5.4%

____________
(1) According to the Schedule 13G amendment filed by FMR LLC and Abigail P. Johnson, the Vice Chairman, Chief Executive Officer and President of FMR LLC, on February 14, 2017, FMR LLC has sole voting power over 23,200 shares, and FMR LLC and Abigail P. Johnson have sole dispositive power over 223,000 shares.

PROPOSAL I - ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members, each of whom also serves as a director of our principal subsidiary, Wayne Bank.  Our Articles of Incorporation provide that the Board of Directors must be divided into three classes as nearly equal in number as possible. At each annual meeting of stockholders, each of the successors of the directors whose terms expire at the meeting will be elected to serve for a term of three years expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which the successor director was elected.

Joseph W. Adams, Kevin M. Lamont and Dr. Kenneth A. Phillips (collectively, the "Nominees") have been nominated by the Board of Directors for terms of three years each.  The Nominees currently serve as directors of the Company and have consented to serve, if elected.

The persons named as proxies in the Board of Directors' form of proxy intend to vote for the election of the Nominees, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the Nominees withdraw or be unable to serve (which the Board of Directors does not expect) or should any other vacancy occur in the Board of Directors, it is the intention of the persons named in the Board of Directors' form of proxy to vote for the election of such person as may be recommended to the Board of Directors by the Nominating Committee of the Board. If there is no substitute nominee, the size of the Board of Directors may be reduced.

The following table sets forth the names, ages, positions with the Company, terms and length of board service, number of shares owned and percentage ownership of the Common Stock for: (i) each of the persons nominated for election as directors of the Company at the Annual Meeting; (ii) each other director of the Company who will continue to serve as director after the Annual Meeting; and (iii) each executive officer who is not a director.  Beneficial ownership of the directors and executive officers of the Company as a group is also set forth below.

Name and Position(s) with Company	Age(1)	Year First Elected or Appointed(2)	Current Term Expires	Common Stock Beneficially Owned as of Record Date(3)(4)		Percent of Class

BOARD NOMINEES FOR TERMS TO EXPIRE IN 2020

Joseph W. Adams Director	54	2015	2017	28,695		*
Kevin M. Lamont Director	58	2011	2017	83,559	(5)	1.9%
Dr. Kenneth A. Phillips Director	66	1988	2017	9,425		*

DIRECTORS CONTINUING IN OFFICE

Lewis J. Critelli President, Chief Executive Officer and Director	57	2009	2018	50,350		1.2%
William W. Davis, Jr. Director and Chairman of the Board	72	1996	2018	36,516	(5)	*
Dr. Andrew A. Forte Director and Vice Chairman of the Board	58	2007	2019	8,992		*
Ralph A. Matergia Director	67	2004	2019	6,832	(5)	*
Susan Campfield Director	59	2006	2019	4,149		*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

William S. Lance Executive Vice President, Chief Financial Officer and Secretary	57	Na	Na	9,100		*
James F. Burke Executive Vice President and Chief Lending Officer	48	Na	Na	5,648		*
Robert J. Mancuso Executive Vice President and Chief Information Officer	59	Na	Na	4,657		*
John F. Carmody Executive Vice President and Chief Credit Officer	47	Na	Na	13,176		*
John H. Sanders Senior Vice President,Retail Lending Manager	59	Na	Na	16,330		*

All directors, nominees and executive officers as a group (13 persons)				277,429		6.4%
___________
*	Less than 1% of the Common Stock outstanding.
(1)	As of December 31, 2016.
(2)	Refers to the year the individual first became a director of the Company or the Bank. (footnotes continued on following page)

3)
Unless otherwise noted, the directors, executive officers and group named in the table have sole or shared voting power or investment power with respect to the shares listed in the table. The share amounts include shares of Common Stock that the following persons may acquire through the exercise of stock options within 60 days of the Record Date:  Lewis J. Critelli – 23,350; William W. Davis, Jr. – 5,450; Susan Campfield – 3,800; Dr. Andrew A. Forte – 3,250; Ralph A. Matergia – 3,800; Dr. Kenneth A. Phillips – 3,800; William S. Lance – 7,550; James F. Burke – 2,500; John F. Carmody – 6,829; Robert J. Mancuso – 1,800 and John H. Sanders – 9,850.

(4)	Excludes shares of restricted stock awarded under the Company's 2014 Equity Incentive Plan that have not yet vested.
(5)
Excludes 105,278 shares of Common Stock held under the Wayne Bank Employee Stock Ownership Plan ("ESOP") for which such individuals serve as the ESOP trustees.  Such shares are voted by the ESOP trustees in a manner proportionate to the voting directions of the allocated shares received by the ESOP participants, subject to the fiduciary duty of the trustees.  Beneficial ownership is disclaimed with respect to such ESOP shares held in a fiduciary capacity.

Biographical Information

The biographies of each of the nominees and continuing directors below contain information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for the Company.

Nominees for Director:

Joseph W. Adams is a member of the Wayne County Board of Commissioners.  He retired as  Superintendent of Schools for the Western Wayne School District on February 1, 2017.  Previously, he served as Senior Executive Vice President for Wealth Management at the Dime Bank, Honesdale, Pennsylvania, with which he had been employed in various officer positions since 2003.  A fifth generation resident of Wayne County, his strong local ties, business experience, financial background and his participation in our local community for over 31 years,  brings knowledge and business opportunities to the Bank.

Kevin M. Lamont was appointed to the Board of Directors upon the completion of the Company's acquisition of North Penn Bancorp, Inc. on May 31, 2011.  Prior to the merger, he served as the Chairman of the Board of North Penn Bancorp, Inc. and North Penn Bank.  He is also President of  Lamont Development Company, Inc.  Mr. Lamont developed, owned and operated two major assisted living communities in Northeast Pennsylvania.  Mr. Lamont has been a licensed Nursing Home Administrator in Pennsylvania since 1980 and has extensive experience in all aspects of business management and finance.  His participation in our local community for over 37 years brings knowledge of the local economy and business opportunities for the Bank.

Dr. Kenneth A. Phillips is a retired optometrist.  Dr. Phillips has in-depth knowledge of the Bank's market area and is active in various community activities.  His participation in our local community for over 42 years brings knowledge of the local economy and business opportunities for the Bank.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES

Continuing Directors:

Lewis J. Critelli was named President and Chief Executive Officer of the Company and the Bank effective January 1, 2010.  He had served as Executive Vice President, Secretary and Chief Financial Officer of the Company and the Bank since 1998 after joining the Bank in 1995.  His many years of service in many areas of operations at the Bank and current duties as President and Chief Executive Officer of the Company and the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and makes him well-suited to educating the Board on these matters.

William W. Davis, Jr. served as President and Chief Executive Officer of the Company and the Bank from August, 1996 until his retirement on December 31, 2009.  His many years of service in many areas of operations at the Bank and past duties as President and Chief Executive Officer of the Company and the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and makes him well-suited to educating the Board on these matters.

Dr. Andrew A. Forte is the President of Forte, Inc., a family owned corporation which operates the Stroudsmoor Country Inn, a hospitality and banquet facility in Stroudsburg, Pennsylvania.  He has a Doctoral Degree in management from the Lubin School of Business, Pace University.  He is a Certified Public Accountant, who practiced public accountancy with KPMG Peat Marwick as an Audit Manager through June 1985.  His financial and accounting background brings valuable expertise to the Board and his participation in our local community for over 33 years brings knowledge of the local economy and business opportunities for the Bank.

Ralph A. Matergia is a founding partner of the law firm of Matergia and Dunn in Stroudsburg, Pennsylvania with which he has practiced for over 42 years. He has served as Solicitor for the Monroe County Treasurer for over 29 years.  Previously, he served as the Solicitor for the Borough of Stroudsburg from 1979 to 2016.  His participation in our local community for over 42 years brings knowledge of the local economy and business opportunities for the Bank.

Susan Campfield is the President and Chief Executive Officer of Gumble Brothers, Inc., a building material supplier located in Paupack, Pennsylvania.  She works with various contractors and builders and has an extensive knowledge of the local construction market.  Her participation in our local community for over 26 years brings knowledge of the local economy and business opportunities for the Bank.

Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years of each of the Company's executive officers who is not a director is set forth below.  Unless otherwise indicated, the executive officer has held his position for the past five years.

William S. Lance was named Executive Vice President in December 2011.  He joined the Company as Senior Vice President and Chief Financial Officer in March 2010.  Prior to joining the Company, he had served as Principal Financial Officer of First National Community Bank, Dunmore, Pennsylvania, for over 19 years.

James F. Burke was named Executive Vice President in December, 2014.  He joined the Company as Senior Vice President of the Company and Senior Vice President-Chief Lending Officer of the Bank in October, 2013.  Prior to joining the Company and the Bank, he had served as Senior Vice President, Regional Lending Executive of Luzerne Bank, Luzerne, Pennsylvania since 2011 and Vice President, Regional Commercial Lending Manager of Pennstar Bank, Scranton, Pennsylvania, a subsidiary of NBT Bancorp, since 2007.

Robert J. Mancuso was named Executive Vice President in June, 2014.  He joined the Company as Senior Vice President of the Company and Senior Vice President-Chief Information Officer of the Bank in January 2013.  Prior to joining the Company and the Bank, he had served as a First Senior Vice President of First National Community Bank, Dunmore, Pennsylvania, since 2008.

John F. Carmody was named Chief Credit Officer in October 2013 and Executive Vice President in April 2015.  Prior thereto, he had served as Senior Vice President, Senior Loan Officer and head of Commercial Banking since January 1, 2012.  Prior to that time, he had served as a Commercial Loan Officer at the Bank since April 2001.

John H. Sanders is Senior Vice President of the Company and Senior Vice President – Retail Lending Manager for the Bank.

In order to resolve an investigation into the accounting and reporting by a bank holding company with which he was previously employed with respect to certain pooled trust preferred securities in 2009 and 2010, the bank holding company and William S. Lance, without admitting or denying the findings therein, consented to the issuance of an administrative order by the SEC on January 28, 2015, finding violations of certain provisions of the securities laws, including Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934. The administrative order applicable to Mr. Lance included a cease and desist order and a separate civil money penalty of $20,000.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that Directors Davis, Phillips, Matergia, Adams, Campfield, Forte and Lamont are independent under the independence standards of The Nasdaq Global Market on which the Common Stock is currently listed. In determining the independence of directors, the Board of Directors considered the deposit and loan relationships which various directors have with Wayne Bank and certain business relationships between Wayne Bank and organizations in which certain directors have an interest. In determining whether Mr. Matergia is independent, the Board of Directors considered work occasionally done by his law firm for the Bank but determined that due to the small volume of work done, his independence was not affected.  There are no members of the Audit Committee who do not meet the independence standards of The Nasdaq Global Market for Audit Committee members, and no members of the Audit Committee are serving under any exceptions to these standards.

Code of Ethics

The Company has adopted a Code of Ethics, which applies to all directors, officers and employees of the Company and the Bank.  The Code of Ethics is available on the Stockholder Services page of the Company's website at www.waynebank.com/stockholder-services.  It is expected that all directors, officers and employees act, in all matters, in accordance with the highest standards of personal and professional conduct in all aspects of their employment and association with the Company and the Bank, to comply with all applicable laws, rules and regulations and to adhere to all policies and procedures adopted by the Company and the Bank.

Board Leadership Structure and Role in Risk Oversight

Under the Board of Directors' current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals.  William W. Davis, Jr. serves as Chairman of the Board of Directors.  Mr. Davis is an independent director and does not serve in any executive capacity with the Company.  The Company's Chief Executive Officer is Mr. Lewis J. Critelli.  Although the offices of Chairman of the Board and Chief Executive Officer are currently held by separate individuals, the Board of Directors has not made a determination that this is the appropriate leadership structure for the Board of Directors in all circumstances and reserves the right to combine these offices in the future if deemed appropriate under the circumstances.

The Board of Directors has general authority over the Company's risk oversight function with authority delegated to various board committees to review risk management policies and practices in specific areas of the Company's business.  The Audit Committee is primarily responsible for overseeing the Company's risk management.  The Audit Committee works closely with officers involved in the risk management function including the internal audit staff who report directly to the Audit Committee.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. All committees act for both the Company and the Bank.  During the fiscal year ended December 31, 2016, the Board of Directors of Norwood Financial Corp. held five regular meetings and one special meeting and the Board of Directors of Wayne Bank held twelve regular meetings.   No director attended fewer than 75% of the total meetings of the Board of Directors of the Company and committees on which such director served during the fiscal year ended December 31, 2016.

Audit Committee. The Audit Committee is comprised of Directors Forte, Phillips, Matergia and Campfield.  The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with the listing requirements for The Nasdaq Global Market. The Board of Directors has adopted a charter for the Audit Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services.  The Audit Committee is a standing committee and, among other matters, is responsible for developing and maintaining the Company's audit program. The Audit Committee also meets with the Company's independent auditors to discuss the results of the annual audit and any related matters.

In addition to regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of the Company. The Audit Committee met four times during the fiscal year ended December 31, 2016.

Compensation Committee. The Compensation Committee consists of Directors Lamont, Matergia and Davis.  This standing committee met two times during the fiscal year ended December 31, 2016 to review the compensation of the chief executive officer and other executive officers.  The members of the Compensation Committee are independent in accordance with the listing requirements of The Nasdaq Global Market. For a discussion of the committee's processes and procedures for determining director and executive officer compensation, see the "Compensation Discussion and Analysis" below. The Board of Directors has adopted a charter for the Compensation Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services.

Audit Committee Financial Expert

The Board of Directors has determined that Dr. Andrew A. Forte, a member of the Company's Audit Committee, is an "Audit Committee Financial Expert" as that term is defined in the Securities Exchange Act of 1934. The Board of Directors has also determined that Dr. Forte is independent as that term is used in the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Directors Lamont, Matergia and Davis at December 31, 2016.  Director Lamont serves as Chairman of the Compensation Committee. Members of the Compensation Committee are non-employee directors of the Company and the Bank. No member of the Committee or any other director is, or was during 2016, an executive officer of another company whose board of directors has a comparable committee on which one of the Company's executive officers serves.  None of the executive officers of the Company is, or was during 2016, a member of the board of directors or a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

Director Nomination Process

The Nominating Committee consists of Directors Lamont, Matergia and Davis, each of whom is independent within the meaning of the rules of The Nasdaq Global Market. The Nominating Committee met once during the year ended December 31, 2016.  The Board of Directors has adopted a charter for the Nominating Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services.

The Company does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.  The Committee's process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and its wholly‑owned subsidiary, Wayne Bank. Additionally, the Committee will consider persons recommended by stockholders of the Company in selecting the Committee's nominees for election. There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by stockholders in selecting Board nominees.

To be considered in the Committee's selection of Board nominees, recommendations from stockholders must be received by the Company in writing by at least 120 days prior to the anniversary of the date the proxy statement for the previous year's annual meeting was first distributed to stockholders.  Recommendations should identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered. The Committee believes potential directors should be stockholders, should have the highest personal and professional integrity and should be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.  The Committee may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

Stockholder Communications

The Board of Directors does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. In addition, directors are accessible to stockholders on an informal basis throughout the year and formally at the Annual Meeting. The Board encourages, but does not require, directors to attend the Annual Meeting of Stockholders. All then-serving directors attended the 2016 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company's operating results for 2016 indicate that our compensation programs continue to support our operating goals and our financial targets in our efforts to build long-term value for our shareholders.  During 2016, the Company successfully completed the acquisition of Delaware Bancshares, Inc. and its subsidiary, NBDC Bank, expanding its franchise into the Southern Tier of New York.  Despite a challenging economic environment, the Company maintained a net interest margin of 3.60% and capital levels above our peers. Our cash dividends declared for the year increased to $1.25 per share in 2016 up from $1.24 per share in 2015.

A summary of the actions taken by the Compensation Committee ("Committee") in 2016 related to our compensation programs applicable to our Named Executive Officers (NEOs) listed in the Summary Compensation Table include:

•	The Committee engaged the services of Blanchard Consulting Group, a compensation consulting firm to review the market competitiveness of the Company's executive compensation programs;
•	Restricted Stock was awarded to the NEOs in December, 2016;
•	Cash bonuses were paid to our NEOs ranging from 16% of salary to 42% of salary; and
•	Base salary increases for our NEOs were approved ranging from 2.9% of salary to 9.7% of salary.

Shareholder Advisory Votes on Executive Compensation

At the 2014 Annual Meeting of Shareholders, the shareholders approved the advisory vote on the Company's executive compensation policies and practices as disclosed in the Compensation Discussion and Analysis ("CD&A") and the proxy statement by more than 95% of the shares voting on the matter.  In addition, in 2011, the shareholders approved an advisory vote recommending that such advisory vote on executive compensation be taken every three years by more than 69% of the shares voting on the matter.  The Company is following this advisory vote on the three-year frequency of such shareholder advisory votes so that we are again taking an advisory vote at the 2017 Annual Meeting of Stockholders.  In addition, shareholders are being asked to cast another advisory vote on the frequency of future advisory votes on executive compensation.

Philosophy and Objectives

The Company's compensation programs are designed to effectively attract, retain, motivate and reward the NEOs and all employees for their performance. The Company believes in maintaining a competitive compensation package to insure continuity of the management team with the goal of increasing shareholder value over the long-term.

The objectives of the compensation package include the following:

•
Create an overall compensation package that is competitive with those offered by other financial institutions in our market area while providing appropriate incentives for the achievement of short and long term performance goals;

•	Encourage achievement of short-term performance goals through cash incentive programs;
•	Use stock incentive plans to encourage long-term corporate performance and align interests of management with stockholders;

•	Encourage long-term management continuity and loyalty through the accrual of post-employment benefits; and
•	Monitoring the incentive compensation applicable to NEOs and other officers and employees within acceptable parameters of risk to the Company.

Financial service is a competitive industry and the Company operates in a market area which is headquarters to many other community banks as well as much larger institutions. The NEO officer compensation packages are therefore structured to retain the current team. The Company believes this is important due to the following attributes of the NEOs:

•	In depth knowledge of the local markets;
•	Familiarity with Norwood's operations;
•	Strong customer relationships; and
•	Management succession planning.

The Company has a balanced package of short-term, cash-based compensation and longer-term, stock-based plans and retirement plans. The Company's Executive Compensation package includes the following key elements:

•	Base Salary;
•	Cash Incentive Bonus Plan;
•	Long-Term Equity-Based Incentive Compensation;
•	Employment and Change of Control Agreements;
•	Post-Employment and Retirement Programs;
•	Insurance and Other Benefits; and
•	Perquisites and Other Personal Benefits.

Administration of Compensation Program

The Compensation Committee of the Company is responsible for the administration of the compensation program of the President and Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officers.

The Committee meets in the fourth quarter of each year to determine annual salary adjustments, cash bonus, stock and stock option awards for NEOs. The Company does not have a formal policy addressing each specific type of compensation.

The Committee does consider a variety of factors as it evaluates compensation for each NEO, including:

•	Overall company performance as compared to budget and prior year's performance;
•	Bank regulatory compliance;
•	Bank performance metrics compared to peers, including return on assets, return on equity, charge-offs, level of non-performing loans and efficiency ratio; and
•	The individual achievements of each NEO in their respective areas of responsibility.

In establishing base salaries and increases, the committee has access to various compensation surveys to ensure a competitive salary level. These include:

•	The Conference Board Salary increase survey;
•	SNL Executive Compensation Review; and

•	A peer group of companies, as listed below. This peer group was revised in 2016 as part of the Blanchard Consulting Group's review of our executive compensation program.

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant's fees and all other terms of the engagement. In 2016, the Committee retained the services of Blanchard Consulting Group ("Blanchard Consulting"), an independent compensation consulting firm. Blanchard Consulting assisted the Committee during the fiscal year in preparing a review of the Company's peer group of companies and providing guidance with respect to the Company's market competitiveness to the selected peer group in terms of base salary, cash compensation, direct compensation (salary, annual cash incentives and the economic value of equity awards) and total compensation.  A representative from Blanchard Consulting attends Committee meetings upon request for the purpose of reviewing compensation data with the Committee and participating in general discussions on compensation for the named executive officers. While the Committee considers input from Blanchard Consulting when making compensation decisions, the Committee's final decisions reflect many factors and considerations.

Blanchard Consulting reports directly to the Committee and does not provide any other services to the Company. The Committee has analyzed whether the work of Blanchard Consulting as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Blanchard Consulting; (ii) the amount of fees from the Company paid to Blanchard Consulting as a percentage of Blanchard Consulting's total revenue; (iii) Blanchard Consulting's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Blanchard Consulting or the individual compensation advisors employed by Blanchard Consulting with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Blanchard Consulting or the individual compensation advisors employed by Blanchard Consulting. The Committee has determined, based on its analysis of the above factors, among others, that the work of Blanchard Consulting and the individual compensation advisors employed by Blanchard Consulting as compensation consultants to the Company has not created any conflict of interest.

The Company does not specifically benchmark compensation to any specific group of companies.

As a result of the Company's growth, in part, due to the 2016 acquisition of Delaware Bancshares, Inc. for 2016, the Company analyzed an expanded peer group of financial institutions consisting of the following banks with total assets between $729  million and $1.8 billion competing in the Pennsylvania market: Peoples Financial Services Corp. (PFIS), Codorus Valley Bancorp, Inc. (CVLY), Republic First Bancorp, Inc. (FRBK), Orrstown Financial Services, Inc. (ORRF), Citizens & Northern Corp. (CZNC), Citizens Financial Services, Inc. (CZFS), AmeriServ Financial Inc. (ASRV), ACNB Corp. (ACNB), First National Community Bancorp, Inc. (FNCB), Franklin Financial Services Corp. (FRAF), ENB Financial Corp. (ENBP), CB Financial Services, Inc. (CBFV), Royal Bancshares, Inc. (RBPAA), Harleysville Savings Financial Corporation (HARL), Fidelity D&D Bancorp, Inc. (FDBC), ESSA Bancorp, Inc. (ESSA), Embassy Bancorp, Inc. (EMYB), Mid Penn Bancorp, Inc. (MPB), Penns Woods Bancorp, Inc. (PWOD), First Keystone Corporation (FKYS), QNB Corp. (QNBC) and DNB Financial Corporation (DNBF).

In reviewing the available information, we review the overall information available, including salary, bonus, incentive compensation and other compensation. We do not have a pre-defined target level of compensation to which we set our compensation levels.  A review of the 2016 peer group report provided by Blanchard Consulting, indicates that the Company's base salaries, annual discretionary cash bonuses and total compensation for each of its NEOs is below the median levels for comparable positions in the peer group.

Absent a material increase in duties or a significant change in the economic or competitive landscape, NEO salaries are not increased materially from year to year.  At each Committee meeting, the Chief Executive Officer discusses with the Committee the performance evaluations of each of the NEOs, excluding himself, and presents his recommendations. The Chief Executive Officer is not present for any discussion involving his compensation.

Depending on the Company's performance for the year, the Committee establishes a cash incentive bonus pool based on a percentage of pre-tax earnings. Specific bonus amounts are awarded to each NEO based on performance as determined within the discretion of the Committee. The Company realizes that all employees contribute to its success, and therefore, cash bonuses are also distributed to employees at all levels based on merit. The Company has never been required to materially adjust or restate the pre-tax earnings on which the bonus pool has been calculated and does not have a policy regarding the adjustment or recovery of bonuses in such an event.

The Committee also may grant stock option awards under the Company's 2006 Stock Option Plan and stock option awards and restricted stock awards under the Company's 2014 Equity Incentive Plan. Such equity plans are designed to provide long-term incentives to NEOs, directors and other key employees that contribute to the success of the Company. The ten-year life of the options and five-year vesting of restricted stock awards are structured to retain the NEOs and promote the long-term success of the Company.

The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of shareholders and has established the Wayne Bank Employee Stock Ownership Plan, the 2006 Stock Option Plan and the 2014 Equity Incentive Plan  to help it achieve this objective. Although each of the NEOs has a substantial personal investment in the Common Stock, the Board of Directors does not have formal equity ownership requirements or guidelines for executive officers.

Components of Compensation Program

The major components of compensation for 2016 are as follows:

Salary

As a result of the Company's ongoing success and the continuity of the management team, the average base salary increase of 3.3% was near the median of 3.0% as stated in the Conference Board Survey.  The Committee approved an average 3.0% increase in staff salaries at the December meeting. This level was based on information from the Conference Board which indicated commercial banks would increase officer salaries by 3.0%. NEO salary increases ranged from 2.9% to 9.7% excluding increases related to any material changes in duties. The employment agreement in effect in 2016 with Mr. Critelli provided for a base salary of $237,000 and a minimum annual increase of $5,000.

Annually, the Committee reviews the salary levels of the CEOs in the peer group established (as detailed above).  In 2016, the salary range paid to the CEOs in this peer group was $242,542 to $500,137 with a median of $355,746.  The base salary for Mr. Critelli will increase from $237,000 to $260,000, a 9.7% increase, effective January 1, 2017. Other salary increases approved for the NEOs, effective as of January 1, 2017, ranged from 2.9% to 6.4%.

Bonus

For 2016, the Board approved a bonus pool equal to $435,000, or 5.1%, of pre-tax earnings to be distributed to all NEOs, other officers and employees. Historically, this bonus pool percentage has varied from 3.7% to 5.1% of pre-tax earnings.  In establishing this bonus pool, the Committee reviewed the Company's overall performance which exceeded expectations after considering the impact of any non-recurring events.  Awards under the bonus pool are made within the discretion of the Committee and are not based upon pre-established performance criteria.  In addition, the Committee approved a $50,000 special bonus pool to be awarded to certain executive officers reflecting the successful acquisition of Delaware Bancshares, Inc. and NBDC Bank.  Cash Bonuses approved by the Committee in December 2016 for the NEOs ranged from $22,000 to $100,000 including special bonuses related to the successful completion of the acquisition.

Stock Based Awards

The Committee approved stock option awards under the Norwood Financial Corp 2006 Stock Option Plan and the 2014 Equity Incentive Plan, and restricted stock awards under the 2014 Equity Incentive Plan. The purpose of the plan is to provide incentives and rewards to officers, employees and directors that contribute to the success and growth of the Company. In 2016, a total of 16,000 options were granted to twenty key employees. Such options granted in 2016 represent 0.38% of total shares outstanding.  The NEOs did not receive stock option awards in 2016.

At the 2014 Annual Meeting of Stockholders, the Stockholders approved a new stock-based incentive plan providing for a new program which may award up to an additional 250,000 shares of Common Stock in the form of stock options and restricted stock awards.  In 2016, a total of 8,450 shares of restricted stock were awarded under this Plan to Executive Officers and Directors.  NEOs received 6,000 stock awards in December 2016, as follows:

Name	Stock Award
Lewis J. Critelli	2,000 Shares
William S. Lance	1,000 Shares
James F. Burke	1,000 Shares
Robert J. Mancuso	1,000 Shares
John F. Carmody	1,000 Shares

Timing of Grants

Stock awards are typically granted annually as part of the individual performance review process. This takes place at the Compensation Committee Meeting in the fourth quarter. The full board ratifies the actions of the Committee in December and establishes the grant date. The exercise price of stock options is based upon the last sale price of the Company's stock at the closing on the effective date of grant or if there is no trading on such date then the last trading day prior to such date of grant.  As described above, options for 8,450 shares were awarded in December, 2016.

Retirement and Severance Arrangements

The Company has a salary continuation plan agreement (SCP) with Mr. Critelli.  The agreement provides that upon termination of employment on or after reaching age 62, or following a change-in-control, if earlier, such executive will be eligible to receive annual retirement benefits as detailed in the Pension Benefits Table below. The SCP was initially established in 1999. The benefit amount was calculated based on the amount of supplemental retirement income needed to allow the executive to retire on approximately 40%-75% of projected final salary when such supplemental benefit is added to the Company's qualified retirement plans and social security. The range of 40% to 75% of final salary is based on total years of service with the Company from inception date of the plan. The target supplemental salary level payable at normal retirement age as follows:  up to 15 years of service – 40%, 15-25 years – 65% and 25 or more – 75%.

The NEOs participate in the Bank's defined contribution profit-sharing and 401(k) Plan which is open to all employees over the age of 21 who have met the eligibility requirements. The 401(k) Plan permits employees to make pre-tax contributions of between 2% and 10% of their compensation to their accounts in the 401(k) Plan and the Bank will match the first 3% of the contribution. In addition, in 2016, the Committee approved an additional corporate contribution equal to 6% of each eligible employee's compensation. The Committee considers the financial performance of the Company when it sets the Company's annual contribution under the plan. For each eligible NEO, the Company contributed a total of 9% of the NEO's base salary to the Plan, the same percentage as for all eligible employees who contributed at least 3% of their compensation to their account.

Each of the NEOs participate in the Employee Stock Ownership Plan (ESOP) which is open to all employees who have met the eligibility requirements.  There have been no contributions to the Plan since 1996.  The compensation reported for Messrs. Critelli and Carmody represents shares purchased with dividends received on previously allocated shares of common stock.

As part of the long-term compensation package, the Company and the Bank have entered into a three-year employment agreement with Mr. Critelli. If the Company terminates Mr. Critelli, without just cause and absent a Change in Control, he would be entitled to a payment of salary for amounts due under the agreement with a minimum severance payment of one year's salary. The agreement has a two step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in control or an involuntary termination or voluntary termination for good reason during the six months before or within one year after a change-in-control, Mr. Critelli would be paid a lump sum amount equal to three times the five-year average of his annual compensation less $1.00. We believe that the change-in-control provision is desirable in order to ensure that Mr. Critelli remains focused on the interests of the Company and its shareholders in the event of a pending change-in-control. In the event of a change in control, the Company will indemnify Mr. Critelli for any tax penalties that may be incurred by him for amounts received that exceed the limitations under Sections 280G and 4999 of the Internal Revenue Code of 1986 (the "Code").  A portion of such payments that could be made by the Company to Mr. Critelli as severance payments following a Change in Control transaction might be a non-deductible payment of the Company for federal income tax purposes.  The Committee believes that it is in the best interests of the Company's shareholders that the Committee has the flexibility to make severance payments that might exceed deductibility limits under Section 280G of the Code.

The Company and the Bank have entered into a three-year change in control severance agreement with Mr. William S. Lance, Chief Financial Officer. The agreement has a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in-control or an involuntary termination or voluntary termination for good reason during the six months before or within one year after a change-in-control, Mr. Lance would be paid a lump sum amount equal to two times his then current base salary, and not to exceed the tax-deductible limits under Section 280G of the Code or three times the five-year average of his total taxable annual compensation less $1.00. We believe that the change-in-control provision is desirable in order to ensure that Mr. Lance remains focused on the interests of the Company and its shareholders in the event of a pending change-in-control.

The Company and the Bank have entered into a three-year change in control severance agreement with Mr. James F. Burke, Chief Lending Officer. The agreement has a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in-control or an involuntary termination or voluntary termination for good reason during the six months before or within one year after a change-in-control, Mr. Burke would be paid a lump sum amount equal to two times his then current base salary, and not to exceed the tax-deductible limits under Section 280G of the Code or three times the five-year average of his total taxable annual compensation less $1.00. We believe that the change-in-control provision is desirable in order to ensure that Mr. Burke remains focused on the interests of the Company and its shareholders in the event of a pending change-in-control.

The Company and the Bank have entered into a five-year change in control severance agreement with Mr. Robert J. Mancuso, Chief Information Officer. The agreement has a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in-control or an involuntary termination or voluntary termination for good reason during the six months before or within one year after a change-in-control, Mr. Mancuso would be paid a lump sum amount equal to his then current base salary, not to exceed three times the five-year average of his total taxable annual compensation less $1.00. We believe that the change-in-control provision is desirable in order to ensure that Mr. Mancuso remains focused on the interests of the Company and its shareholders in the event of a pending change-in-control.

The Committee balances short-term and long-term compensation for the NEOs.  Long term compensation includes stock option grants, stock awards, salary continuation plan and other benefits available to all employees which includes contributions to 401(k) Plan, ESOP and life insurance.  For  2016, the target range for short-term compensation as a percentage of total compensation was 77% to 82% with long-term compensation at 13% to 23% of total compensation. We believe this formula is competitive within our market place and peer group.

Other Benefits and Perquisites

In accordance with the terms of Mr. Critelli's employment agreement, the Company provides him with use of an automobile, including insurance, maintenance, fuel, fees and other costs.  The Company also pays the costs for use of a local country club to facilitate business activities by the NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Kevin M. Lamont, Chairman
Ralph A. Matergia
William W. Davis, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION RISK ASSESSMENT

In 2016, senior management has conducted a Compensation Risk Assessment which was presented to and reviewed by the Compensation Committee. This Compensation Risk Assessment concluded the Company's compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned during the last three fiscal years by our principal executive officer, principal financial officer and the three other most highly compensated executive officers whose total compensation (excluding compensation attributable to changes in pension value and non-qualified deferred compensation earnings) during the fiscal year ended December 31, 2016 exceeded $100,000 for services rendered in all capacities to Norwood Financial Corp. and Wayne Bank.  We do not have any plans providing for non-equity incentive compensation to the Named Executive Officers.

				Stock	Option	Change in Pension Value and Nonqualified Deferred Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards (2)	Awards (2)	Earnings (3)	Compensation(4)	Total

Lewis J. Critelli	2016	$237,000	$100,000	$67,120	$—	$35,430	$43,917	$483,467
President and	2015	230,000	30,000	35,688	—	32,877	41,092	369,657
Chief Executive Officer	2014	220,000	65,000	72,700	—	30,509	39,430	427,639

William S. Lance	2016	$170,500	$42,500	$33,560	$—	$—	$17,664	$264,224
Executive Vice President,	2015	166,500	15,000	21,413	—	—	17,311	220,224
Chief Financial Officer and	2014	162,000	30,000	29,080	—	—	16,804	237,884
Secretary

James F. Burke	2016	$155,000	$35,000	$33,560	$—	$—	$16,246	$239,806
Executive Vice President and	2015	150,000	20,000	21,413	—	—	14,704	206,117
Chief Lending Officer	2014	145,000	25,000	29,080	—	—	5,644	204,724

Robert J. Mancuso	2016	$136,500	$37,500	$33,560	$—	$—	$14,410	$221,970
Executive Vice President and	2015	133,000	12,000	21,413	—	—	14,112	180,525
Chief Information Officer	2014	127,680	21,000	29,080	—	—	10,768	188,528

John F. Carmody	2016	$135,000	$22,000	$33,560	$—	$—	$21,528	$212,088
Executive Vice President and	2015	131,000	11,000	21,413	—	—	20,653	184,066
Chief Credit Officer	2014	125,000	21,000	29,080	—	—	19,396	194,476
________________
(1) (2)

For 2016, Mr. Critelli's bonus includes a special allocation of $25,000 related to the successful completion of the acquisition of Delaware Bancshares, Inc.  For Messrs. Lance and Mancuso, the 2016 bonus includes a special allocation of $12,500 related to the successful completion of the acquisition.
Based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.  For assumptions used in determining the grant date for value of the options and restricted stock awards, see Note 11 of Notes to the Consolidated Financial Statements in the 2016 Annual Report to Stockholders.  The fair value of restricted stock awards is equal to the market value of the Common Stock underlying the award on the date of grant.

(3)	Consists of increase in actuarial present value of benefits under Salary Continuation Plan.
(4)	All other compensation for 2016 consists of the following:

		Life	ESOP
	401(k) Matching	Insurance		Value at
	Contributions	Paid	No. of Shares	$33.14 Share *	Total

Lewis J. Critelli	$21,330	$1,775	628	$20,812	$43,917
William S. Lance	15,345	2,319	-	-	17,664
James F. Burke	13,950	2,296	-	-	16,246
Robert J. Mancuso	12,285	2,125	-	-	14,410
John F. Carmody	12,192	2,111	218	7,225	21,528

*	Fair market value of Common Stock at December 31, 2016.
Excludes the value of certain perquisites and personal benefits which did not exceed $10,000 in the aggregate for any Named Executive Officer.

Grants of Plan-Based Awards. The following tables set forth certain information with respect to plan-based awards granted to the Named Executive Officers. All grants of restricted stock were made under the 2014 Equity Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units Awarded (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

Lewis J. Critelli	12/13/16	2,000	--	$--	$67,120
William S. Lance	12/13/16	1,000	--	--	33,560
James F. Burke	12/13/16	1,000	--	--	33,560
Robert J. Mancuso	12/13/16	1,000	--	--	33,560
John F. Carmody	12/13/16	1,000	--	--	33,560

Lewis J. Critelli has entered into a three-year employment agreement with the Company and the Bank. The employment agreement provides for annual one-year renewals on each anniversary date of the agreement unless either party provides prior written notice to the contrary. The agreement provides that the Board of Directors will review his salary not less often than annually and shall increase his base salary by no less than $5,000 per year. The employment agreement provides that Mr. Critelli will participate equitably in discretionary bonuses that the Board of Directors may award to senior management from time to time. Mr. Critelli is also entitled to participate in specified benefit plans and in any fringe benefits made available to senior management.

In accordance with SEC regulations, the Summary Compensation Table reports the aggregate grant date value of option and restricted stock awards in the fiscal year in which the award was made.  Stock options vest and become exercisable one year from the date of grant.  Restricted stock awards are earned and become non-forfeitable in five equal installments beginning one year from the date of grant during periods of continued service as an employee, director or director emeritus.  Stock option and restricted stock awards fully vest upon a change-in-control.  Stock options vest upon a termination of employment due to death or disability.  At the death or disability of the Named Executive Officer, restricted stock awards vest as if the Named Executive Officer had reached the next applicable vesting event.  Recipients of restricted stock awards are entitled to receive dividends paid on the underlying Common Stock prior to vesting but have no voting rights until the award vests.

In accordance with SEC regulations, the Summary Compensation Table treats the increase in the present value of the Named Executive Officer's retirement benefit under the Salary Continuation Plan as an item of compensation. The Salary Continuation Plan provides that the Named Executive Officer will receive a fixed annual payment beginning at retirement at age 62 for a period of 15 years. The increase in present value is a function of the annual accrual to fully vest the Named Executive Officer at retirement age.

The Summary Compensation Table includes various miscellaneous income items under "All Other Compensation."  Under the Company's 401(k) Plan, eligible employees may annually contribute between 2% and 10% of their compensation to their accounts in the 401(k) Plan. The Company generally matches employee contributions up to 3% of salary. In 2016, the Company made an additional contribution of 6% of salary.  Since all eligible Named Executive Officers each contributed at least 3% of salary, a contribution of 9% was made to each of their accounts.  The Company pays premiums on life insurance coverage for all eligible employees including the Named Executive Officers with insurance coverage of three times base salary. Each Named Executive Officer also participates in the Wayne Bank

Employee Stock Ownership Plan.  In accordance with SEC regulations, the table excludes the value of certain perquisites and personal benefits which did not exceed $10,000 in the aggregate for any Named Executive Officer.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information concerning outstanding equity awards of the Named Executive Officers at fiscal year end.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)

Lewis J. Critelli	3,000	—	$26.90	12/31/2023	1,500 (2)	$49,710
	3,850	—	27.05	12/31/2022	1,000 (3)	33,140
	3,850	—	24.97	12/30/2021	2,000 (4)	66,280
	3,850	—	25.25	12/31/2020
	3,300	—	25.99	12/31/2019
	2,750	—	25.00	12/31/2018
	2,750	—	28.41	12/31/2017

William S. Lance	1,500	—	$26.90	12/31/2023	1,000 (2)	33,140
	1,650	—	27.05	12/31/2022	600 (3)	19,884
	1,650	—	24.97	12/30/2021	600 (4)	19,884
	1,650	—	25.25	12/31/2020
	1,100	—	24.44	03/09/2020

James F. Burke	500	—	$26.90	12/31/2023	1,000 (2)	33,140
	2,000	—	28.95	10/08/2023	600 (3)	19,884
					600 (4)	19,884

Robert J. Mancuso	1,500	—	$26.90	12/31/2023	1,000 (2)	33,140
	1,100	—	27.55	01/08/2023	600 (3)	19,884
					600 (4)	19,884

John F. Carmody	1,500	—	$26.90	12/31/2023	1,000 (2)	33,140
	1,650	—	27.05	12/31/2022	600 (3)	19,884
	1,100	—	24.97	12/31/2021	600 (4)	19,884
	379	—	25.25	12/31/2020
	1,100	—	25.99	12/31/2019
	1,100	—	28.41	12/31/2017

____________
(1)	Based on fair market value of Common Stock underlying the award ($33.14 per share) on December 31, 2016.
(2)	Award vests in five equal installments beginning on December 13, 2017.
(3)	Award vests in five equal installments beginning on December 8, 2016.
(4)	Award vests in five equal installments beginning on December 9, 2015.

Option Exercises and Stock Vested. The following table provides information regarding exercises of options and vesting of stock awards during the last fiscal year for each Named Executive Officer.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

Lewis J. Critelli	2,750	$2,228	750	$24,850
William S. Lance	-	-	350	11,635
James F. Burke	-	-	350	11,635
Robert J. Mancuso	-	-	350	11,635
John F. Carmody	2,921	20,483	350	11,635

___________

(1)	Equals the difference between the exercise price and fair market value of the underlying common stock on the date of exercise times the number of options exercised.
(2)	Based on the fair market value of the Common Stock on the dates of vesting ($33.90 per share on December 8, 2016 and $32.75 per share on December 9, 2016).

Pension Benefits. The following table provides information with respect to each defined benefit pension plan in which a Named Executive Officer may receive payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year

Lewis J. Critelli	Salary Continuation Plan	17 years	$351,141	-

____________

(1)	The credited years of service are based on the plan date of 1999.
(2)	Amount shown is present value of total payments over payout term using a 7.50% discount rate.

The Bank has entered into a salary continuation agreement as identified above. The purpose of the salary continuation plan is to provide the Named Executive Officer with an additional retirement benefit in excess of the maximum benefit payable under the tax-qualified 401(k) plan. The agreement provides that upon termination of employment on or after reaching the age of 62, Mr. Critelli will be entitled to an annual retirement benefit of $61,000 payable over 15 years.  The retirement benefit is fixed and not dependent on pre-retirement compensation. In the event of death during active service, the Named Executive Officer's beneficiary will be entitled to the normal retirement benefit commencing on the date of death. In the event of disability or early termination for a reason other than death, disability, cause or following a change-in-control, the Named Executive Officer is entitled to a reduced benefit payable beginning with 90 days of disability in the case of disability or at normal retirement age in the case of early termination. The amounts payable under early termination and disability are based upon the plan years in which the event occurred. If the Named Executive Officer works past age 62, he is eligible for an increased benefit of 4% per year, pro rated at 0.3274% per month compounded up to age 65. The Named Executive Officer is not entitled to benefits in the event he is terminated for cause. On a change of control of the Company, the Company will pay the normal retirement benefit to the Named Executive Officer in 12 equal monthly installments payable on the first day of each month commencing with the month following attaining age 62 and continuing for 179 additional months. The Named Executive Officer will not be entitled to any benefit if he violates certain non-compete provisions including becoming employed by or participating in the management of another bank or thrift following a termination of employment. These non-compete provisions, however, do not apply following a change-in-control.

Potential Payments Upon Termination or Change-in-Control. The Named Executive Officers are parties to various agreements that provide for payments in connection with any termination of their employment. The following table shows the payments that would be made to the Named Executive Officers at, following or in connection with any termination of their employment in the specified circumstances as of the last business day of the last fiscal year.

Name and Plan	Voluntary Termination	Early Termination	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change-in- Control Termination	Disability	Death

Lewis J. Critelli
Employment Agreement(1)	$-	$-	$-	$711,000	$-	$660,419	$-	$-
Salary Continuation Plan(2)	446,833	446,833	501,183	446,833	-	501,183	307,464	501,183
Acceleration of Unvested Restricted Stock Awards (3)	-	-	-	-	-	149,130	38,111	38,111

William S. Lance
Severance Agreement	-	-	-	-	-	341,000	-	-
Acceleration of Unvested Restricted Stock Awards (3)	-	-	-	-	-	72,908	18,227	18,227

James F. Burke
Severance Agreement	-	-	-	-	-	310,000	-	-
Acceleration of Unvested Restricted Stock Awards (3)	-	-	-	-	-	72,908	18,227	18,227

Robert J. Mancuso
Severance Agreement	-	-	-	-	-	136,500	-	-
Acceleration of Unvested Restricted Stock Awards (3)	-	-	-	-	-	72,908	18,227	18,227

John F. Carmody
Acceleration of Unvested Restricted Stock Awards (3)	-	-	-	-	-	72,908	18,227	18,227

____________

(1)
Amount shown is lump sum payment to which named executive officer would be entitled in the event of a change-in-control or the remainder of payments under the contract in the event of an involuntary not for cause termination.  Certain amounts may be eligible for tax-gross up to indemnify the NEO for any tax penalties incurred.  The amounts shown do not include this effect.

(2)	Amount shown is present value of 180 months of payments over payout term using a 7.50% discount rate.
(3)	Amount shown is equal to the fair market value of the underlying common stock ($33.14 per share) as of December 31, 2016.

Employment and Severance Agreements. Under his Employment Agreement, the Company or the Bank may terminate Mr. Critelli's employment at any time for "just cause" as defined in the Agreement without further liability. If the Company or the Bank terminated Mr.  Critelli without just cause, he would be entitled to a continuation of his salary for the remaining term of the Agreement with a minimum of one year from the date of termination as well as the continuation of other benefits. In the event of an involuntary termination or voluntary termination with good reason during the period beginning six months prior and ending one year after a change in control, Mr.  Critelli will be paid in a lump sum an amount equal to three times the five-year average of his annual compensation minus $1.00. Under the Agreement, Mr. Critelli is prohibited from competing with the Bank for one year if his employment is terminated for just cause or he resigns for a reason other than good reason.  The Company has entered into Change-in-Control Severance Agreements with William S. Lance, James F. Burke and Robert J. Mancuso, pursuant to which Messrs. Lance and Burke would be entitled to severance payments equal to two times their annual compensation, and Mr. Mancuso would be entitled to a severance payment equal to his annual compensation, in the event of an involuntary termination or a voluntary termination with good reason during the period beginning six months prior and ending one year after a change in control.

Salary Continuation Plan. For a description of the termination provisions in the Salary Continuation Plan, see " – Pension Benefits" above.

Stock Option Plan and Equity Incentive Plan. The 2006 Stock Option Plan and 2014 Equity Incentive Plan provide that each outstanding stock option issued thereunder will become immediately vested in the event of the death or disability of the optionee or upon a change-in-control of the Company.  The 2014 Equity Incentive Plan provides that outstanding restricted stock awards will be deemed fully earned and non-forfeitable upon a change in control.  Upon the death or disability of the Executive, any unearned restricted stock awards would vest as if the Executive had reached the next applicable vesting event.  Any portion of stock awards that remain unearned would be forfeited.

DIRECTOR COMPENSATION

Set forth below is a table providing information concerning the compensation of the directors of Norwood Financial Corp. who are not Named Executive Officers for the last completed fiscal year (2016).

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards(1)	All Other Compensation(2)	Total

William W. Davis, Jr.	$36,400	11,746	$--	$51	$48,197
Dr. Andrew A. Forte	34,600	11,746	--	99	46,445
Susan Campfield	34,600	11,746	--	99	46,445
Kevin M. Lamont	36,400	11,746	--	99	48,245
John E. Marshall *	32,650	--	--	51	32,701
Ralph A. Matergia	35,200	11,746	--	71	47,017
Kenneth A. Phillips	34,600	11,746	--	71	46,417
Joseph W. Adams	36,200	11,746	--	99	48,045
____________
*	Mr. Marshall passed away on November 16, 2016.
(1)
Based on the aggregate grant date for value of the award computed in accordance with FASB ASC Topic 718.  For assumptions used, see Note 11 of Notes to Consolidated Financial Statements in the 2016 Annual Report to Stockholders. The grant-date fair value of restricted stock awards was equal to the fair market value of the Common Stock underlying the award on the date of grant.  At December 31, 2016, Directors had the following number of stock option awards and unvested restricted stock awards outstanding:

Name	Stock Option Awards	Restricted Stock Awards

William W. Davis, Jr.	5,450	800
Dr. Andrew A. Forte	3,250	800
Susan Campfield	3,800	800
Kevin M. Lamont	--	800
Ralph A. Matergia	3,800	800
Kenneth A. Phillips	3,800	800
Joseph W. Adams	--	590

(2)	Consists of the value of life insurance premiums paid by the Company for the benefit of the director.

Directors who are not full-time employees receive a fee of $400 for each meeting of the Company's board of directors attended.  Each director of the Company is also a director of the Bank and receives fees accordingly. Lewis J. Critelli, President and Chief Executive Officer, does not receive board or committee fees for his participation thereon.  Each non-employee member of the Bank's Board of Directors receives a retainer of $2,350 per month.  In addition, fees are paid for various committee meetings as follows:  Trust Committee ($400); Audit Committee ($400); Compensation Committee ($400); and Loan Committee ($400).  For the fiscal year ended December 31, 2016, fees paid to all directors totaled approximately $280,650. The Company pays for life insurance coverage up to $50,000 for each non-employee director.

Pursuant to the 2014 Equity Incentive Plan, 350 shares of restricted stock were awarded to each outside director on December 9, 2014, 300 shares of restricted stock were awarded to each outside director on December 8, 2015 and 350 shares of restricted stock were awarded to each outside director on December 13, 2016.  The restricted awards stock vest and become non-forfeitable in five equal installments beginning one year from the date of grant during periods of continued service as an outside director or director emeritus.  Restricted stock awards will vest immediately upon a change-in-control of the Company.  Upon the death or disability of the director, the award will be deemed earned and non-forfeitable as if the director had attained the next applicable vesting event.  Directors are entitled to receive all dividends paid on shares underlying restricted stock awards but have no voting rights with respect to these shares until vested.

Under the 2006 Stock Option Plan, stock options for 578 shares each were awarded to non-employee directors effective upon stockholder approval of the plan for 2005 and options for 550 shares were awarded on December 29, 2006.  Options for 550 shares were awarded to each non-employee director effective as of the last business day of 2010, 2011 and 2012 and 500 options were awarded in 2013.  The exercise price of these options was in each case equal to the fair market value of the underlying Common Stock on the effective date of grant. In each case, the options vested and became exercisable one year from the date of grant.

RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Bank, their families and their affiliates are customers of the Bank. Any transactions with such parties including loans and commitments are made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons unrelated to the lender, and do not include more than the normal risk of collectability or present other unfavorable features.  The Bank has adopted written policies and procedures for the approval of loans to directors and executive officers.  All loans to directors and executive officers are approved by the entire Board of Directors in advance with the director or executive officer abstaining from participating directly or indirectly in the voting.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

S.R. Snodgrass, P.C. was the Company's independent auditors for the 2016 fiscal year. The Board of Directors has appointed S.R. Snodgrass, P.C. to be its independent auditors for the fiscal year ending December 31, 2017, subject to ratification by the Company's stockholders. The engagement of S.R. Snodgrass, P.C. was approved in advance by the Audit Committee. A representative of S.R. Snodgrass, P.C. is expected to be available at the Annual Meeting to respond to stockholders' questions and will have the opportunity to make a statement if the representative so desires.

Audit Fees. The aggregate fees billed by the Company's principal accountant for professional services rendered for the audit of the Company's annual consolidated financial statements and for the review of the consolidated financial statements included in the Company's Quarterly Reports on Form 10‑Q for the fiscal years ended December 31, 2016 and 2015 were $210,186 and $158,663, respectively.
Audit Related Fees.  The aggregate fees billed by the Company's principal accountant for assurance and related services related to the performance of the employee benefit plan audit for the years ended December 31, 2016 and 2015 were $19,433 and $17,869, respectively.
Tax Fees. The aggregate fees billed by the Company's principal accountant for professional services rendered for preparation of state and federal tax returns and other tax matters for the years ended December 31, 2016 and 2015 were $25,000 and $20,300, respectively.
All Other Fees. The aggregate fees billed by the Company's principal accountant for professional services rendered for services or products other than those listed under the captions "Audit Fees," "Audit‑Related Fees," and "Tax Fees" for the years ended December 31, 2016 and 2015 were $0.
The Audit Committee has not adopted any pre-approval policies and procedures for audit and non-audit services to be performed by the independent auditors. Such services are approved in advance by the Audit Committee itself. No services were approved pursuant to the de minimus exception of the Sarbanes-Oxley Act of 2002.
Ratification of the appointment of the independent accountants requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of S.R. Snodgrass, P.C. as the Company's independent auditors for the 2017 fiscal year.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2016, the Audit Committee:  (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the Company's independent auditor, S.R. Snodgrass, P.C., all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from S.R. Snodgrass, P.C. as required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.'s communications with the Audit Committee concerning independence and has discussed with S.R. Snodgrass, P.C. their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Audit Committee:
Dr. Andrew A. Forte – Chairman
Susan Campfield
Dr. Kenneth A. Phillips
Ralph A. Matergia

PROPOSAL III – APPROVAL OF A NON-BINDING ADVISORY
VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the implementing regulations adopted by the SEC thereunder provide that, at the first annual meeting of shareholders on or after January 21, 2011 and not less than once every three years thereafter, the Company must include a separate resolution subject to shareholder vote to approve the compensation of the Company's named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.

At the 2011 Annual Meeting of Stockholders, the Board of Directors recommended, and the shareholders approved, a non-binding vote in favor of having an advisory vote on executive compensation every three years.  Accordingly, shareholders are being asked to vote on the compensation on the named executive officers at this year's Annual Meeting.  This proposal, commonly known as a "say-on-pay" proposal, gives the Company's shareholders the opportunity to endorse or not endorse the Company's executive pay program and policies, as disclosed in this Proxy Statement, through the following resolution:

"Resolved, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Section 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved."

As provided in the Dodd-Frank Act, this vote will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board, creating or implying any change to the fiduciary duties of the Board or any additional fiduciary duty by the Board or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.  The Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.  On this matter, abstentions and broker non-votes will have no effect on the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL IV – ADVISORY VOTE ON THE FREQUENCY
OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act and the implementing regulations adopted by the SEC thereunder require that, at the first annual meeting of shareholders held on or after January 21, 2011 and not less frequently than once every six years thereafter, the Company must include a separate resolution subject to shareholder vote to determine whether the non-binding shareholder vote on executive compensation that is the subject of Proposal III should occur every one, two or three years.  At the 2011 Annual Meeting of Stockholders, the Board of Directors recommended, and the shareholders approved, a non-binding vote in favor of having an advisory vote on executive compensation every three years and the Board of Directors is again recommending that shareholders vote in favor of holding non-binding shareholder votes on executive compensation every three years.

The Board of Directors welcomes the views of shareholders on executive compensation matters. The Board of Directors, however, does not believe that it is necessary to have the non-binding vote on executive compensation occur every year.  The Board of Directors believes that a triennial vote will allow stockholders the time needed to properly assess the impact of changes made in the Company's executive compensation program in response to shareholder votes on executive compensation. Triennial votes will also reduce the Company's costs of proxy solicitations. Accordingly, the Board recommends that the non-binding vote on executive compensation occur only once every three years.

As provided in the Dodd-Frank Act, this vote will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board, creating or implying any change to the fiduciary duties of the Board or any additional fiduciary duty by the Board or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

In voting on the frequency of the non-binding say-on-pay resolution, shareholders may vote to have the vote occur every one, two or three years or abstain from voting.  The option which receives the most votes from shareholders will be deemed to be the option selected by shareholders.  On this matter, abstentions and broker non-votes will have no effect on the outcome.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO HAVE THE NON-BINDING VOTE ON EXECUTIVE COMPENSATION OCCUR EVERY "THREE YEARS."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish us with copies of such reports. To the best of our knowledge, all of the filings by our directors and executive officers were made on a timely basis during the 2016 fiscal year except for Mr. Sanders who was untimely in reporting two indirect purchases of 125 shares each.  These transactions were reported on a subsequently filed Form 5.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company's proxy statement for the annual meeting of stockholders to be held in 2018, stockholder proposals must be submitted to the Secretary at the Company's office, 717 Main Street, Honesdale, Pennsylvania 18431, on or before November 24, 2017. Under the Articles of Incorporation, in order to be considered for possible action by stockholders at the 2018 annual meeting of stockholders, stockholder nominations for director and stockholder proposals not included in the Company's proxy statement must be submitted to the Secretary of the Company, at the address set forth above, no later than February 25, 2018.

OTHER MATTERS

The Board of Directors does not know of any other matters that are likely to be brought before the Annual Meeting. If any other matters, not now known, properly come before the Annual Meeting or any adjournments, the persons named in the enclosed proxy card, or their substitutes, will vote the proxy in accordance with their judgment on such matters.

MISCELLANEOUS

The Company will bear the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses that they incur in forwarding proxy materials to the beneficial owners of Common Stock. In addition to soliciting proxies by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company's 2016 Annual Report to Stockholders accompanies this proxy statement. Except to the extent specifically incorporated by reference, the Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference herein. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 will be furnished without charge to stockholders as of the Record Date, upon written request to William S. Lance, Secretary, Norwood Financial Corp., 717 Main Street, Honesdale, Pennsylvania 18431.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Lance Secretary
Honesdale, Pennsylvania
March 24, 2017

Norwood FINANCIAL CORP

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
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Norwood Financial Corp

This Proxy is solicited by the Board of Directors.

C123456789

000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on April 24, 2017.

Vote by Internet

- Go to **www.investorvote.com/NWFL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. The Board of Directors recommends a Non-Binding vote on Executive Compensation every "THREE" years.

1. Election of Directors:

Nominee	For	Withhold
01 - Joseph W. Adams	☐	☐
02 - Kevin M. Lamont	☐	☐
03 - Dr. Kenneth A. Phillips	☐	☐

Proposal	For	Against	Abstain
2. To ratify the appointment of S.R. Snodgrass, P.C. as the independent public accounting firm for the Company for the fiscal year ending December 31, 2017.	☐	☐	☐
3. To approve a non-binding advisory resolution on executive compensation.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
4. To hold an advisory vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

In their discretion, such attorneys and proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1PCF 3185661

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02IPLC

2017 Annual Meeting Materials

2017 Annual Meeting of
Norwood Financial Corp Shareholders
to be held on
Tuesday, April 25, 2017, 11:00 a.m. Local Time
at
Wayne Bank
717 Main Street
Honesdale, Pennsylvania 18431

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Norwood FINANCIAL CORP

Proxy — Norwood Financial Corp

Proxy Solicited by Board of Directors for Annual Meeting — April 25, 2017
Wayne Bank, 717 Main Street, Honesdale, PA 18431

The undersigned hereby appoints the official proxy committee of the Board of Directors of Norwood Financial Corp (the "Company") with full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania 18431, on Tuesday, April 25, 2017, at 11:00 a.m. local time and at any and all adjournments thereof, as indicated on the reverse side of this proxy.

For ESOP participants: This card hereby instructs the Trustees of the Wayne Bank Employee Stock Ownership Plan ("ESOP") to vote all shares of common stock allocated to the account of the undersigned in the ESOP as indicated on the reverse side at the Meeting. The deadline for ESOP participants to submit this voting instruction form by mail is April 14, 2017.

THIS SIGNED PROXY CARD WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. FOR ESOP PARTICIPANTS, IF YOU RETURN THIS FORM PROPERLY SIGNED, BUT YOU DO NOT OTHERWISE SPECIFY, OR IF YOU DO NOT RETURN THIS FORM, YOUR SHARES WILL BE VOTED BY THE TRUSTEES IN A MANNER PROPORTIONATE TO THE VOTING DIRECTIONS OF THE ALLOCATED SHARES TIMELY RECEIVED FROM THE ESOP PARTICIPANTS, SUBJECT TO THE FIDUCIARY DUTY OF THE TRUSTEES. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Should the undersigned be present and elect to vote at the Meeting, or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Secretary of the Company of his or her decision to terminate this proxy.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy, of Notice of the Meeting, a proxy statement dated March 24, 2017 and a 2016 Annual Report to Stockholders.

(Items to be voted on appear on reverse side.)